SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

July 11, 2016

Date of Report

(Date of Earliest Event Reported)

Synovus Financial Corp.

(Exact Name of Registrant as Specified in its Charter)

Georgia	1-10312	58-1134883
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1111 Bay Avenue, Suite 500, Columbus, Georgia 31901

(Address of principal executive offices) (Zip Code)

(706) 649-2311

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 11, 2016, Synovus Financial Corp. (the “Company”) announced the appointment of Mr. Kevin Blair as the Company’s Executive Vice President and Chief Financial Officer, effective August 17, 2016.

Mr. Blair, age 45, most recently served as Corporate Treasurer of SunTrust Banks, Inc., a financial services organization headquartered in Atlanta, Georgia. In that position, he oversaw SunTrust’s liquidity and funding, capital management, insurance, investment portfolio, interest rate risk management and balance sheet strategy. Prior to becoming Corporate Treasurer in 2015 and for the past 18 years, Mr. Blair served in various capacities with SunTrust, including director of SunTrust’s commercial specialty segment, chairman and chief executive officer of SunTrust’s Georgia/North Florida region and leadership roles in such areas as corporate strategy, line management, strategic finance and credit risk management. He began his financial services career at Signet Bank in Richmond, Virginia in 1995. Mr. Blair holds a bachelor’s degree in Management and Economics from James Madison University and a MBA from George Washington University with a concentration in Financial Management.

Pursuant to Mr. Blair’s offer of employment from the Company, he will receive the following compensation: (1) an annual base salary of $575,000; (2) participation in the Company’s annual incentive program, which provides cash awards to the Company’s executive officers and other key employees based on the achievement of goals established annually by the Company’s Compensation Committee, with a targeted cash award of $431,250 for Mr. Blair’s performance during 2016; (3) a one-time cash award of $325,000 to compensate Mr. Blair in part for incentives forfeited from his former employer; (4) a one-time market restricted stock unit award with a value (calculated as of his date of hire) of approximately $325,000 to compensate Mr. Blair in part for incentives forfeited from his former employer, which award will vest in equal parts over three years; (5) participation in the Company’s long-term incentive compensation programs, including equity plans, upon terms and in amounts established by the Company’s Compensation Committee, commensurate with other named executive officers of the Company; (6) assistance in connection with his relocation to the Columbus, Georgia area; and (7) participation in the Company’s health and welfare, 401(k) and other employee benefits plans in accordance with their terms. Upon the commencement of his employment, the Company will also enter into a change in control agreement with Mr. Blair upon terms substantially similar to those with other senior executives of the Company. Mr. Blair will not be entering into an employment agreement with the Company. Further information about the Company’s executive compensation, incentive plans, benefits, and change in control agreements is included in the Company’s most recent proxy statement filed with the Securities and Exchange Commission on March 11, 2016.

No family relationships exist between Mr. Blair and any of the Company’s directors or other executive officers. There are no arrangements between Mr. Blair and any other person pursuant to which Mr. Blair was selected as an officer, nor are there any transactions to which the Company is or was a participant and in which Mr. Blair has a material interest subject to disclosure under Item 404(a) of Regulation S-K.

The Company previously disclosed on a Current Report on Form 8-K on February 16, 2016 that Mr. Thomas J. Prescott, the Company’s current Executive Vice President and Chief Financial Officer, announced that he intended to retire from the Company, and that he expected to make his retirement effective on before the end of 2016 in connection with the selection and appointment of his successor. As of August 17, 2016, Mr. Prescott will resign from his position as Chief Financial Officer; however, he will remain employed by the Company for an indefinite period of time to assist with transitional and other matters.

The Company issued a press release on July 11, 2016, announcing Mr. Blair’s appointment as Chief Financial Officer, as well as Mr. Prescott’s resignation from such position. A copy of that press release is filed as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

99.1	Press Release issued on July 11, 2016, by Synovus Financial Corp.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

SYNOVUS FINANCIAL CORP.

Dated: July 11, 2016	By:	/s/ Allan E. Kamensky
Allan E. Kamensky Executive Vice President, General Counsel and Secretary